Exhibit 10.1

August 5, 2005

Ms. Ann Harten

1102 Shady Lane

Wheaton, IL  60187

Dear Ann:

As discussed, this letter agreement and the accompanying Confidentiality, Proprietary Rights & Non-Solicitation Agreement (“Confidentiality Agreement”) have been prepared in recognition of your importance to SIRVA.

Pursuant to this letter agreement, in the event your employment with SIRVA and all affiliates of its affiliates is terminated by SIRVA “Without Cause” (as defined below), SIRVA will pay to you severance pay in an amount equal to the sum of (i) twelve months of your then current base salary (less the amount, if any, paid or payable to you under the terms of any other severance plan, policy, or program maintained by SIRVA), (ii) the annual bonus under the Management Incentive Plan, if any, that would otherwise be payable to you for the year in which your employment is terminated but for the termination of your employment before the end of the year and bonus payment date (prorated for the number of full or partial months worked in such year), and (iii) the annual bonus under the Management Incentive Plan, if any, that you earned but have not yet received for the year preceding the year in which your employment is terminated.  The prorated annual bonus payable under clause (ii) will be paid in a single lump sum at the same time that the annual bonus for such year is payable to other employees.  For purposes of determining the amount of the payment under clause (ii), the amount of the bonus for the year in which your employment is terminated will equal the amount of the bonus that you would have received under the terms of the Management Incentive Plan for such year based on actual performance for the year with respect to corporate goals and actual performance through the date of termination with respect to personal goals.  The amount payable under clause (iii), if any, will be paid in a single lump sum at the same time that such bonus is payable to all other employees.  You will be deemed to “earn” an annual bonus payable under clause (iii) above for a year if you are employed by SIRVA or one of its affiliates on December 31 of such year and would otherwise be entitled to payment of the bonus under the Management Incentive Plan but for the termination of your employment before the bonus payment date.

The amount payable under clause (i) of the preceding paragraph will be paid in the form of salary continuation over a twelve (12) month period commencing at your termination of employment; provided, however, that if SIRVA’s independent auditor concludes that such salary continuation payments are likely to be treated as deferred compensation that is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that such payments are unlikely to satisfy the distribution provisions of Code Section 409A(a)(2) and applicable rules, regulations and other guidance of general applicability issued thereunder, SIRVA will pay the severance to you, less applicable payroll taxes and withholding, in accordance with either (A) or (B) below, as applicable:

(A)          1/12th each month during the calendar year in which your termination occurs and the balance no later than the December 31 immediately following or concurrent with the date of your termination; or

(B)           If a transition period for complying with Code Section 409A is provided in IRS or Treasury guidance of general applicability and the last day of such transition period is after the December 31 immediately following or concurrent with your termination of employment, then 1/12th each month during the calendar year in which your termination occurs and during any subsequent transition period (but in no event for more than 12 months) and the balance, if any, no later than the last day of such transition period.

Notwithstanding the foregoing, no severance benefits (including the special bonus treatment described in clauses (ii) and (iii) of the second paragraph) will be due under this letter agreement if your employment terminates in connection with a sale, merger or other corporate transaction, if you accept an offer of employment from the purchaser or SIRVA or an affiliate in connection with the transaction or receive an offer of employment for a comparable position from the purchaser or SIRVA or an affiliate in connection with the transaction, or if you fail to execute a general release of claims in a form satisfactory to SIRVA.  SIRVA may not amend, modify or revoke the severance benefits provided in this letter agreement without your consent unless it gives you twelve months advance written notice of the amendment, modification or revocation of such severance benefits.

For purposes of this letter agreement, the term “Without Cause” means a termination of your employment by SIRVA for reasons other than (i) the continued willful failure to substantially perform the duties and obligations of your employment (other than any such failure due to a physical or mental illness), (ii) willful and serious misconduct that has caused or is reasonably expected to result in material injury to SIRVA or any of its affiliates, (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or (iv) the willful or material breach of any of your obligations under the accompanying Confidentiality Agreement.

To be eligible for the enhanced severance described in this letter agreement, you must sign and return by August 12, 2005 both this letter agreement and the Confidentiality Agreement, and must comply with the Confidentiality Agreement’s terms.

This letter agreement has been prepared in duplicate.  You should countersign and date both copies, as well as both copies of the accompanying Confidentiality Agreement, and then return one set of executed originals to my attention.  If you have any questions, please let me know.

Sincerely,

/s/ Todd Schorr
Todd Schorr
Senior VP Human Resources

ACCEPTED AND AGREED:

/s/ Ann Harten
Ann Harten

September 15, 2005
Date